Exhibit 10.11

October 31, 2014

BY EMAIL

Mr. Ronald Renaud

Re:    Employment Agreement

Dear Ron:

On behalf of RaNA Therapeutics, LLC (“RaNA” or the “Company”), I am pleased to offer you the position of the Company’s Chief Executive Officer (“CEO”). The terms of your employment are set forth below.

1.    Position. As the Company’s CEO you will report to the Board of Directors of the Company (the “Board”). This is a full-time employment position and you will have the usual and customary duties and responsibilities associated with the position of Chief Executive Officer. It is understood and agreed that, while you are employed by the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time), without the prior written consent of the Board, provided, however, that you may engage in religious, charitable and other community activities so long as such activities do not interfere or conflict with your obligations to the Company. Commencing on the Start Date (as defined below) and continuing during your employment, you will be elected to and serve on the Board. Upon the ending of your employment as CEO, you shall immediately resign from the Board as well as from any other position(s) to which you were elected or appointed in connection with your position as CEO.

2.    Start Date. Your employment with the Company will begin on or before November 17, 2014. For purposes of this Agreement, the actual first day of your employment with the Company shall be referred to as the “Start Date.”

3.    Salary. During the first year of your employment, the Company will pay you a base salary at the rate of $375,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings (the “Base Salary”). Thereafter, the Base Salary will be subject to periodic review and upward adjustments at the Board’s discretion. You will be reimbursed by the Company for expenses incurred in connection with the performance of your duties as CEO subject to compliance with applicable Company policies pertaining thereto, such as providing receipts for such expenses.

4.    Bonus Compensation. You will be eligible to receive annual performance bonuses, targeted at fifty (50%) percent of your then Base Salary (the “Target Bonus”). The actual bonus is discretionary and will be subject to assessment of your performance, as well as business conditions at the Company as determined by the Board or its compensation committee. Except as provided in section 8 below, you must be employed on the date a bonus is paid to earn any part of a bonus. Your bonus in 2014, if any, will be pro-rated for partial year service.

Ronald Renaud

October 31, 2014

5.    Equity

(a)    Subject to final approval by the Board and receipt of all other required approvals to be secured contemporaneously, through a Board of Director action, with the signing and approval of this Agreement, effective on the Start Date, you will be awarded 3,040,819 Incentive Units, which equals 7% of the Company’s currently outstanding equity on a fully-diluted basis as of the date hereof, including for such purposes the conversion of all convertible securities (the “Equity Award”). The Equity Award shall be subject to the terms and conditions set forth in the Amended and Restated Operating Agreement of the Company, dated October 4, 2013, as amended and supplemented from time to time (the “Operating Agreement”), and the Company’s standard form agreement for the award of Incentive Units (the “Grant Agreement”). The Incentive Units will be issued with a Strike Price1 determined in accordance with the Operating Agreement. For informational purposes, on May 1, 2014, the Board most recently determined that the then-current Strike Price was $37,149,026. The Equity Award shall be subject to a four-year vesting schedule in which 25% of the Incentive Units subject to the Equity Award shall vest on the one-year anniversary of the Start Date and the remainder shall vest ratably on a monthly basis over the following 36 months, subject to continued employment. Notwithstanding the above, in the event that the Company terminates your employment without Cause or you resign with Good Reason (both as defined below), within 12 months following a Sale of the Company (as defined below), you shall immediately vest in all Incentive Units subject to the Equity Award.

(b)    The Board may also, in its discretion, award you additional Incentive Units subject to time based and/or performance based vesting. The terms of the Operating Agreement and any associated award agreement (collectively the “Equity Documents”) shall apply to any equity grant. In the event of any conflict between the terms set forth in this Agreement and the terms of the Equity Documents, the terms of the Equity Documents shall control.

6.    Benefits/Vacation. You will be eligible to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees, including with respect to health insurance. You will be entitled to four (4) weeks of paid vacation per year, accrued on a pro-rata basis.

7.    At-Will Employment; Accrued Obligations. Your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason. Except as provided in section 8 below, in the event of the ending of your employment for any reason, the Company shall pay you: (i) your base salary plus any accrued but unused vacation through your last day of employment (the “Date of Termination”), and (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (the “Accrued Obligations”).

[1]	“Strike Price” is defined in the Operating Agreement as the Board-determined current aggregate fair market value (“FMV”) of the Company, so that upon a hypothetical liquidation of the Company on the date of issuance of such Incentive Units in which Company sold its assets for their FMV, satisfied its liabilities and distributed the net proceeds to the holders of Common Units and Preferred Units in liquidation of the Company, the recipient of such Incentive Units would not be entitled to receive any distributions on liquidation. By that mechanism, the holder of an Incentive Unit participates in the distribution of the incremental increase in value of the Company that accrues after the Incentive Unit is granted.

Ronald Renaud

October 31, 2014

8.    Termination Benefits. In the event that the Company terminates your employment without Cause or you resign for Good Reason, both as defined below, and provided you enter into, do not revoke and comply with the terms of a separation agreement substantially in the form attached hereto as Exhibit A (the “Release”), the Company will provide you with the following “Termination Benefits”:

(a)    if elected, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Date of Termination until the earlier of: (i) twelve (12) months from the Date of Termination or (ii) the date you and your dependents become eligible for health benefits through another employer or otherwise become ineligible for COBRA; and

(b)    either (i) continuation of your Base Salary and a pro-rata portion of your Target Bonus (based on the number of months in the applicable severance period and presuming 100% achievement of corporate and personal objectives) for twelve (12) months following the Date of Termination, or (ii) in the event that the Company terminates your employment without Cause or you resign for Good Reason, both as defined below, within twelve (12) months following a Sale of the Company (as defined below), continuation of your Base Salary and an amount equal to the greater of (A) your Target Bonus for the fiscal year during which the Date of Termination occurred (presuming 100% achievement of corporate and personal objectives) and (B) the actual bonus you were paid in respect of the most recent fiscal year ending prior to the Date of Termination (such amounts are the “Salary Continuation Payments” and the “Bonus Continuation Payments”). In the event that the Company terminates your employment without Cause or you resign for Good Reason, both as defined below, within twelve (12) months following a Sale of the Company (as defined below), the Salary Continuation Payments and Bonus Continuation Payments shall be payable for a period of eighteen (18) months if the Date of Termination occurs prior to the second anniversary of the Start Date and shall otherwise continue for a period of twenty-four (24) months.

The Salary Continuation Payments shall commence within 35 days after the Date of Termination and shall be payable in substantially equal installments in accordance with the Company’s regular payroll practice over the applicable severance period, provided the Release has become fully effective. The Bonus Continuation payments, if any, shall be payable on the dates for payment of bonuses for the respective periods to the remaining executive employees of the Company. In the event you miss a regular payroll period between the Date of Termination and first Salary Continuation Payment date, the first Salary Continuation Payment shall include a “catch up” payment. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each Salary and Bonus Continuation Payment is considered a separate payment. For the avoidance of doubt, in the event your employment is terminated for any reason other than a termination by the Company without Cause or your resignation for Good Reason you will be entitled to the Accrued Obligations but you will not be entitled to any of the Termination Benefits.

Ronald Renaud

October 31, 2014

For purposes of this Agreement,

“Cause” means any of the following: (i) dishonesty, embezzlement, misappropriation of assets or property of the Company; (ii) gross negligence, willful misconduct, theft, fraud or breach of fiduciary duty to the Company; (iii) violation of federal or state securities laws; (iv) your material breach of this Offer Letter, the Restrictive Covenant Agreement or any other written agreement between you and the Company; (v) the conviction of a felony, or any crime involving moral turpitude, including a plea of guilty or no lo contendre; or (vi) continued non-performance of your responsibilities hereunder provided the Board has provided you with notice of such nonperformance and you have been provided with a reasonable opportunity to cure not to exceed thirty (30) days.

“Sale of the Company” means the consummation of a Capital Transaction (as defined in the Operating Agreement) of RaNA LLC that results in the distribution of Capital Transaction Proceeds (as defined in the Operating Agreement) to the Members (as defined in the Operating Agreement) in accordance with the Operating Agreement.

“Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following actions undertaken by the Company without your express prior written consent: (i) failure of the Company to authorize and approve the Equity Award as and when described in Section 5(a) above, (ii) the material diminution in your responsibilities, authority and function; (iii) a material reduction in your base salary, provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your base salary that is pursuant to a salary reduction program affecting substantially all of the senior level employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees; (iv) a material breach of this Offer Letter or any other written agreement between you and the Company; or (v) a change in the geographic location at which you must regularly report to work and perform services to a location that is more than fifty (50) miles from Cambridge, Massachusetts, except for required travel on the Company’s business. “Good Reason Process” means that (i) you have reasonably determined in good faith that a “Good Reason” condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (iii) you have cooperated in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

9.    Confidential Information and Restricted Activities. By signing this Agreement, you represent that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you pursuant to the Company’s NonCompetition, Non-Solicitation, Confidentiality and Assignment Agreement (the “Restrictive Covenant Agreement”) attached as Exhibit B, the terms of which are incorporated by reference herein. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.

Ronald Renaud

October 31, 2014

You further agree that, if were you to breach any of the covenants contained in this Agreement or the Restrictive Covenant Agreement, in addition to the Company’s other legal and equitable remedies, the Company may suspend or cease any Termination Benefits to which you might otherwise be entitled. Any such suspension or termination of the Termination Benefits by the Company in the event of a breach by you shall not affect your ongoing obligations to the Company.

10.    Taxes; Section 409A

(a)    All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation.

(b)    Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you becomes entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section l.409A-1(h). The Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

Ronald Renaud

October 31, 2014

(c)    Interpretation, Amendment and Enforcement. This Agreement, including the Restrictive Covenant Agreement and the Equity Documents, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

11.    Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Agreement) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

12.    Miscellaneous. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and a Board member of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

13.    Other Terms. This offer is contingent on the completion of successful background checks, as determined by the Company. By signing this Agreement, you represent to the Company that you have no contractual commitments or other legal obligations that would or may prohibit you from performing your duties for the Company. As with any employee, you must submit satisfactory proof of your identity and your legal authorization to work in the United States.

Ronald Renaud

October 31, 2014

Please acknowledge, by signing below, that you have accepted this Agreement.

Very truly yours,
RANA THERAPEUTICS, LLC

By:	/s/ Daniel Lynch
Name:	Daniel Lynch
Title:	Chairman
Hereunto Duly Authorized

I have read and accept this employment offer:

/s/ Ronald Renaud
Ronald Renaud
Dated: October 31, 2014

Exhibit A

Form of Release

(copy attached hereto)

GENERAL RELEASE AGREEMENT

WHEREAS, RaNA Therapeutics, LLC (“RaNA” or the “Company”), and Ronald Renaud (the “Executive,” together with the Company, the “Parties”), entered into an employment agreement dated October 31, 2014 (the “Employment Agreement”);

WHEREAS, among other things, the Employment Agreement states that the Company may terminate Executive’s employment at any time;

WHEREAS, the Company has elected to terminate Executive’s employment, effective [DATE] (the “Date of Termination”);

WHEREAS, the Employment Agreement provides that, in the event that the Company terminates Executive’s employment without Cause or the Executive resigns for Good Reason, both as defined in the Employment Agreement, and provided the Executive enters into, does not revoke and complies with the terms of a separation agreement substantially in the form attached hereto as Exhibit A to the Employment Agreement (the “Release”), the Company will provide Executive with the certain Termination Benefits as defined in the Employment Agreement;

WHEREAS, this General Release Agreement (the “Release”) is the separation agreement referenced in the Employment Agreement.

NOW THEREFORE, the Parties hereby agree as follows:

1.	Termination Benefits. As consideration for the Executive entering into and complying with this Release, the Executive shall be entitled to the Termination Benefits as defined in and on the terms and conditions set forth in the Employment Agreement. The Executive is entitled to no other post-employment payments or benefits.

2.	Release of Claims. The Executive, for himself and his heirs, assigns, executors and administrators in all of his capacities, including, but not limited to, his capacity as an individual, shareholder, trustee or otherwise, voluntarily releases and forever discharges the Company, all of its affiliates and related entities and each of its and their predecessors, successors, assigns, and current and former members, partners, directors, officers, employees, stockholders, representatives, attorneys, agents, and all persons acting by, though, under or in concert with any of the foregoing (any and all of whom or which are hereinafter referred to as the “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown (collectively, “Claims”) that as of the date when Executive signs this Release, the Executive now has, owns or holds, or claims to have, own, or hold, or that he at any time had, owned, or held, or claimed to have had, owned, or held against any Releasee. This general release of Claims includes, without implication of limitation, the complete release of all Claims:

•	relating to the Executive’s employment by the Company and the termination of his employment relationship;

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•	of wrongful discharge;

•	of breach of contract;

•	of retaliation or discrimination of any kind including, without limitation, under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964, Massachusetts General Laws Chapter 151B, and any Claims of discrimination or retaliation under state law);

•	any and all Claims in the nature of so-called whistleblower complaints to the extent permitted by applicable law;

•	under any other federal or state statute, to the fullest extent that Claims may be released;

•	of defamation, deceit, misrepresentation, or other torts;

•	of violation of public policy;

•	for salary, bonuses, vacation pay, stock, stock options, or any other compensation or benefits, including without limitation pursuant to the Massachusetts Wage Act; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

provided, however, that this release shall not affect your rights under this Release.

Executive agrees not to accept damages of any nature, other equitable or legal remedies for Executive’s own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Release.

3.	Return of Property. Executive represents that he has returned to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships. After returning all Company property, Executive shall, upon written instruction from the Company, delete and finally purge any duplicates of files or documents that may contain Company or customer information from any non-Company computer or other device that remains Executive’s property after the Termination Date.

4.	Nondisparagement. Executive agrees not to make any disparaging statements, whether written or oral, concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents.

5.	Statutory Benefit Rights. Nothing in this Release is intended to release or waive the Executive’s rights pursuant to COBRA or apply for unemployment insurance benefits.

6.	Non-Admission. Nothing in this Release shall be construed as an admission by the Company.

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7.	Existing Obligations. The Executive reaffirms his ongoing obligations under the Employee, Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement dated [DATE] (the “Restrictive Covenant Agreement”) which was a condition of Executive’s employment, the terms of which are incorporated by reference into this Release.

8.	No Assignment. The Executive represents that he has not assigned to any other person or entity any Claims against any Releasee.

9.	Right to Consider and Revoke Release. The Executive acknowledges that he has been given the opportunity to consider this Release for twenty-one (21) days from the day he receives it (the “Consideration Period”) and any changes to this Release shall not extend or otherwise affect the original Consideration Period. If the Executive signs this Release within less than twenty-one (21) days, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Release until the end of the Consideration Period. To accept this Release, the Executive shall deliver a signed Release to within the Consideration Period. For a period of seven (7) days from the date when the Executive executes this Release (the “Revocation Period”), he shall retain the right to revoke this Release by written notice that is received by on or before the last day of the Revocation Period. This Release shall take effect only if it is executed within the Consideration Period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period (“Effective Release Date”).

10.	Termination or Suspension of Payments. Executive acknowledges that his right to the Termination Benefits is conditional on his compliance with the terms of this Release, including the terms that are incorporated by reference. Consistent with this, if the Executive fails to comply with any of the terms of this Release, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate or suspend the Termination Benefits. The termination or suspension of those payments in the event of such breach by the Executive shall not affect the ongoing applicability of the terms of this Release.

11.	Tax Treatment. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Release to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Release shall be in amounts net of any such deductions or withholdings. Nothing in this Release shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

12.	Other Terms.

(a)    Legal Representation; Review of Release. The Executive acknowledges that he has been advised to discuss all aspects of this Release with his attorney, that he has carefully read and fully understands all of the provisions of this Release and that he is voluntarily entering into this Release.

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(b)    Binding Nature of Release. This Release shall be binding upon the Executive and upon his heirs, administrators, representatives and executors.

(c)    Modification of Release; Waiver. This Release may be amended, only upon a written agreement executed by the Executive and a duly authorized officer of the Company.

(d)    Severability. If at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release. In the event of such severance, the remaining covenants shall be binding and enforceable.

(e)    Governing Law and Interpretation; Jurisdiction. This Release shall be deemed to be made and entered into in the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the laws of Massachusetts, without giving effect to the conflict of laws provisions of Massachusetts law. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties. The Executive and the Company hereby agree that the Massachusetts courts shall have the exclusive jurisdiction to consider any matters related to this Release, including without limitation any claim for violation of this Release. With respect to any such court action, Executive and the Company (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

(f)    Entire Agreement. This Agreement (including the Restrictive Covenant Agreement) constitutes the entire agreement regarding Executive’s employment with the Company and supersedes any previous agreements and understandings between the parties, except [name preserved agreements] shall remain in full force and effect.

(g)    Absence of Reliance. The Executive acknowledges that he is not relying on any promises or representations by the Company or its agents, representatives or attorneys of either of them regarding any subject matter addressed in this Release.

(h)    Assignment; Successors and Assigns, etc. Neither the Company nor the Executive may make any assignment of this Release or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Release without the consent of the Executive in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

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(i)    Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or PDF, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

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Exhibit B

Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement

(copy attached hereto)

RANA THERAPEUTICS, LLC

Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement

I, the undersigned, enter into this Agreement with RaNA Therapeutics, LLC (“the Company”). I acknowledge as a condition of my employment with the Company, and in consideration of my initial and continued employment, I am entering into this Agreement with the Company. For purposes of this Agreement, “Affiliate(s)” means any legal entity that is directly or indirectly controlled by, or controls or is under common control with, another legal entity, provided that “control” shall mean ownership as to more than 50% of another legal entity or the power to direct decisions of another legal entity, including, without limitation, the power to direct management and policies of another legal entity, whether by reason of ownership, by contract or otherwise.

2.    Proprietary Information. I agree that all information, whether or not in writing, concerning the Company’s business, technology, assets, business relationships or affairs that the Company or any of its Affiliates has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company and/or such Affiliate(s). By way of illustration, Proprietary Information may include information or material that has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure; investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company or any of its Affiliates from its or their customers or suppliers or other third parties.

3.    Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company or, to the extent applicable and necessary, any of its Affiliates, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

4.    Rights of Others. I understand that the Company or any of its Affiliates is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons that require the Company or any of its Affiliates to protect or refrain from use of proprietary information. I agree to be bound by the terms of such agreements in the event I have access to such proprietary information.

5.    Commitment to the Company; Avoidance of Conflict of Interest. While an employee of the Company, I will devote my full working time and efforts to the Company’s business and I will not engage in any other business activity that conflicts with my duties to the Company. I will advise the Chairman of the Board of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict that it finds to exist.

6.    Developments. I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works, and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment. I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, (x) title and interest in all Developments that (a) relate to the business of the Company or any of its Affiliates or any customer of or supplier to the Company or any of its Affiliates or any of the products or services being researched, developed, manufactured or sold by the Company or any of its Affiliates or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company or any of its Affiliates (“Company-Related Developments”), and (y) all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company or any of its Affiliates (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company (including for any of its Affiliates), I hereby grant to the Company a nonexclusive, royalty-free, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which, in the judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company or any of its Affiliates actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company or any of its Affiliates. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state that precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

7.    Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company or any of its Affiliates at any time with or without notice. In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company or any of its Affiliates and to my work, and will not take or keep in my possession any of the foregoing or any copies.

8.    Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company or any of its Affiliates may deem necessary or desirable in order to protect its or their rights and interests in any Company -Related Development. If the Company or any of its Affiliates is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its or any of its Affiliates’ rights and interests in any Company-Related Development.

9.    Non-Competition and Non-Solicitation. In order to protect the Company’s Proprietary Information and good will, during my employment and for a period of twelve (12) months following the termination of my employment for any reason (the “Restricted Period”), I will not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the United States that (i) as its primary purpose, develops, manufactures or markets products that are known to modulate a Current or Prospective Target as their principle mode of action, or (ii) as its primary purpose, is prosecuting any R&D programs, that are directly competitive with or highly similar to a Current or Prospective Target program of the Company or any of its Affiliates; provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company. A “Current or Prospective Target” refers to any target that the Company or any of its Affiliates is actively prosecuting, or any target that is under consideration by the Company or any of its Affiliates as of the end date of my employment. In addition, during the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert or take away any of the customers, business or prospective customers of the Company or any of its Affiliates or any of its or their suppliers, and/or (b) solicit, entice or attempt to persuade any other employee or consultant of the Company or any of its Affiliates to leave the services of the Company or such Affiliates for any reason. I acknowledge and agree that if I violate any of the provisions of this paragraph 8, the running of the Restricted Period will be extended by the time during which I engage in such violation(s).

10.    Government Contracts. I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies that impose obligations or restrictions on the Company or any of its Affiliates regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under paragraph 5, I also assign to the Company (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company or any of its Affiliates and the United States or any of its agencies.

11.    Prior Agreements. I hereby represent that I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or any of its Affiliates or induce the Company or any of its Affiliates to use any confidential or proprietary information or material belonging to any previous employer or others.

12.    Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and any of its Affiliates and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company or any of its Affiliates substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief. Further, I understand that in the event that any action or proceeding is initiated to enforce or interpret the provisions of this Agreement, or to recover for a violation of this Agreement, the prevailing party in any such action or proceeding shall be entitled to its costs and reasonable attorneys’ fees.

13.    Publications and Public Statements. I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company and/or incorporates any Proprietary Information. To ensure that the Company delivers a consistent message about its products, services and operations to the public, and further in recognition that even positive statements may have a detrimental effect on the Company or any of its Affiliates, any statement about the Company or any of its Affiliates that I create, publish or post (or a member of my family, upon my request or with my knowledge, creates, publishes or posts) during my period of employment and for twelve (12) months thereafter, on any media accessible by the public, including but not limited to electronic bulletin boards and Internet-based chat rooms, must first be reviewed and approved by an officer of the Company before it is released in the public domain.

14.    Survival and Assignment by the Company and At-Will Employment. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I acknowledge and agree that my employment with the Company is at-will, meaning that either I or the Company may terminate the employment relationship at any time for any reason, with or without cause or notice. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be re-executed at the time of such transfer.

15.    Disclosure to Future Employers. In the event that I am no longer an employee of the Company, I consent to notification by the Company to my new employer or its agents regarding my rights and obligations under this Agreement.

16.    Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

17.    Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, with respect to the subject matter hereof. No amendment, modification or waiver of any of my obligations under this Agreement shall be valid unless made in writing and signed by both me and the Company.

18.    Interpretation. This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts. I hereby agree to consent to personal jurisdiction of the state and federal courts situated within Middlesex County, Massachusetts for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:	/s/ Ronald Renaud
Ronald Renaud

Date: October 31, 2014

EXHIBIT A

To:        Dan Lynch

From:    Ron Renaud

Date:     October 31, 2014

SUBJECT:    Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒	No inventions or improvements

☐	See below:

☐	Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor

☐	None

☐	See below: